Exhibit 107
Calculation of Filing Fee Table
Form
S-3
(Form Type)
SPS Commerce, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(a) and 457(c)	404,587(2)	$196.85(3)	79,642,951	0.0001476	$11,755.30

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities

	Total Offering Amount					$79,642,951

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,755.30(2)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder, as a result of stock splits, stock dividends or other similar transactions.

(2)	This registration statement registers 404,587 shares of common stock for resale by the selling stockholders.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), based on the average of the high and low prices of a share of common stock on The Nasdaq Global Market on August 12, 2024, which was $196.85.